Exhibit 10.1

MOBIA MEDICAL, INC.

ANNUAL INCENTIVE PLAN

1.
PURPOSE

This Annual Incentive Plan (this “Plan”) is intended to provide an incentive for eligible employees of Mobia Medical, Inc. (the “Company”) to perform to the best of their abilities, to further the growth, development, and financial success of the Company, and to enable the Company to attract and retain highly qualified employees. For purposes of the Plan, the “Plan Year” shall mean each calendar year. This Plan is adopted under the Mobia Medical, Inc. 2026 Incentive Award Plan (the “2026 Plan”).

2.
ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, provided that the Company’s Chief Executive Officer shall administer the Plan with respect to all Participants (as defined below) who are not executive officers of the Company (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended). The Committee or the Chief Executive Officer, as applicable, shall be the “Administrator” for purposes of the Plan. The Administrator shall have the discretion and authority to administer and interpret the Plan, including the authority to establish one or more bonus programs under the Plan from time to time containing such terms and conditions as the Administrator may determine or deem appropriate in its discretion.

3.
PARTICIPANTS

All U.S.-based employees of the Company and its subsidiaries meeting the eligibility requirements set forth in this Section 3 shall be eligible to receive a bonus award (an “Award”) hereunder (each such eligible employee, a “Participant”). Except as provided in Section 4, to receive an Award under the Plan with respect to any Plan Year, a Participant must:

(a)
Be an “Active” employee at all times during the applicable Plan Year and as of the date of payment of the Participant’s Award. For purposes of this Plan, “Active” shall mean an employee who is actively employed by the Company, including an employee on an approved leave of absence, such as medical, personal or military leave, but not an employee whom the Company has placed on inactive status.
(b)
Be a “Regular Full-Time Employee” at all times during the applicable Plan Year and at the time the Participant’s Award is paid. For purposes of this Plan, “Regular Full-Time Employee” shall mean an employee who is regularly scheduled to work at least 30 hours per week. Temporary or seasonal employees, interns, independent contractors, and consultants are ineligible to participate in the Plan.
(c)
Be employed by October 1 of the applicable Plan Year.
(d)
Be an employee in good standing (e.g., not subject to a performance improvement plan, written warning, or other disciplinary action) and performing at a minimum performance level as determined by the Administrator for bonus eligibility under this Plan at all times during the applicable Plan Year and at the time the Participant’s Award is paid.
(e)
Not have engaged in misconduct or violated Company policy, and not have been involuntarily terminated for either, during the Plan Year or before the Participant’s Award is paid, as determined by the Company.
(f)
Not be eligible for an annual bonus or annual incentive for the applicable Plan Year under any other annual bonus or annual incentive program or plan maintained by the Company or any of its subsidiaries or any individual agreement with the Company or any of its subsidiaries that provides for an annual bonus or annual incentive opportunity, regardless of whether such program, plan or agreement specifies that it is intended to supersede this Plan with respect to the individual. Notwithstanding the foregoing, employees eligible for commissions or other sales incentive compensation, regardless of payment frequency, may also participate in this Plan if designated by the Administrator as eligible for a separate corporate annual bonus. Those commissions and sales incentives remain governed by their separate plans or agreements and are not Awards under this Plan. An employment agreement or offer letter that provides for participation in Mobia’s corporate annual bonus program or specifies a target bonus does not disqualify an employee from this Plan or create a duplicate bonus entitlement.
4.
Change in Status During the Plan Year

(a) A Participant who was hired during the Plan Year but prior to the date specified in Section 3(c) of the applicable Plan Year will be eligible for the pro-rata portion of the Award based on the Participant’s hire date.

(b) Award payments shall also be prorated for any time during a Plan Year that an eligible employee changed employee status, including any portion of the Plan Year the employee was not classified as Active or as a Regular Full-Time Employee during such Plan Year. Awards may be further subject to proration based on unpaid leaves of absence, as determined by the Administrator from time to time in a manner permissible under applicable law.

(c) For Participants who experience a change in job level during the Plan Year, the Award calculation will be prorated, based on the number of months at each position or job level.

(d) The foregoing proration requirements shall be applied, and can be waived, at the discretion of the Administrator.

5.
TARGET AWARD PERCENTAGES and WEIGHTINGs

Each Participant will be assigned a “Target Award Percentage” based on the Participant’s job and responsibilities. The Target Award Percentages will be initially established by the Administrator and may be adjusted by the Administrator as necessary or appropriate.

A “Target Award” for each Participant for each Plan Year will be determined by multiplying the Participant’s “Target Award Percentage” by (a) for an exempt employee, the Participant’s base salary received during such Plan Year, or (b) for a non-exempt employee, except as required by law, the Participant’s base hourly wages earned during the applicable Plan Year (subject, in each case, to any prorations under Section 4 that are not already reflected in the base salary or base hourly wages used in this calculation). Except as required by applicable law, overtime, shift differential and double time wages for non-exempt employees will be excluded from the base hourly wages for purposes of the Plan.

A portion of each Participant’s Award shall be based on corporate performance goal achievement, and a portion may be based on individual performance goal achievement. The relative weight between these goals may vary among Participants. The weighting will be determined and reviewed annually by the Administrator.

6.
PERFORMANCE GOALS

The Plan is intended to provide incentive for the achievement of approved annual corporate objectives and/or individual performance objectives with respect to each Plan Year.

(a)
Corporate Performance Goals. For each Plan Year, the officers of the Company will present to the Committee a list of weighted corporate performance goals for the applicable Plan Year, which are subject to approval by the Committee. It is intended that the corporate performance goals be based upon financial, operational or strategic objectives related to the Company’s annual business plan, with the weighting of the various objectives to be approved by the Committee.
(b)
Company Achievement of Corporate Goals. The officers of the Company will present to the Committee for its approval an assessment of the level of the Company’s achievement of its corporate performance goals. The final corporate achievement level will be expressed as a percentage within the range specified by the Committee with respect to each Plan Year, which achievement level may range from 0% to 200% (the “Company Achievement Percentage”). Unless otherwise determined by the Administrator, the same corporate achievement level, as approved by the Committee, shall be used to determine each Participant’s Award.
(c)
Individual Performance Goals. For each Plan Year, the Administrator will determine whether and what portion of a Participant’s Award will be based on individual performance goals. If a portion of a Participant’s Award will be tied to individual performance goals, the Participant’s achievement level relative to those goals, as determined by the Administrator, will be used to calculate an individual achievement percentage for such Participant, which shall be expressed as a percentage within the range specified by the Administrator with respect to each Plan Year, which percentage may exceed 100% (the “Individual Achievement Percentage”). A Participant’s direct manager will recommend the Individual Achievement Percentage based on the manager’s assessment of the Participant’s overall performance, including the Participant’s achievement against those goals, and the Administrator will determine the final Individual Achievement Percentage.
7.
AWARD CALCULATIONS

The actual Award for a Participant will be calculated by allocating the Target Award for such Participant between the corporate and individual weightings for the relevant Plan Year, and then applying the corresponding Company Achievement Percentage and, if applicable, Individual Achievement Percentage, to each such amount, respectively.

The Administrator may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Administrator determines appropriate.

8.
PAYMENT OF AWARDS

The payment of Awards under the Plan shall be made on any date or dates determined by the Company during the calendar year following the Plan Year to which such Awards relate and shall be subject to such terms and conditions as may be determined by the Administrator in its sole discretion. As provided in Section 3, a Participant must satisfy each requirement set forth in Section 3 as of the date on which the Award is paid in order to be entitled to receive such Award.

Any Award that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock, stock options or other equity-based awards or a combination of the foregoing, as determined by the Administrator in its sole discretion. To the extent that the Administrator determines to pay an Award in the form of shares of the Company’s common stock, such shares shall be awarded under the 2026 Plan and shall be subject to the terms and conditions thereof.

9.
AMENDMENT, SUSPENSION AND TERMINATION

The Committee may amend, suspend, or terminate the Plan at any time in its sole discretion. Such discretion may be exercised any time before, during, and after the Plan Year is completed. No Participant shall have any vested right to receive any payment until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

10.
MISCELLANEOUS
(a)
The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Award paid hereunder.
(b)
This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any Award or the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause.
(c)
Nothing in this Plan prohibits the Company’s payment of discretionary bonuses to employees or service providers of the Company.
(d)
The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.
(e)
Awards granted under the Plan are intended to constitute Other Stock or Cash Based Awards, as defined in and for purposes of the 2026 Plan.
(f)
Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as short-term deferrals, and the Plan will be administered and interpreted consistent with that intent. Neither the Company nor the Administrator will have any obligation to indemnify or otherwise hold any Participant harmless from any tax, interest, or penalty imposed under that Section.
(g)
Awards are subject to the Company’s clawback and compensation recovery policies, and to any recoupment required by applicable law or the listing standards of any exchange on which the Company’s securities are listed, in each case as in effect from time to time.